UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2010

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA		02138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 2, 2010, the compensation committee (the “Compensation Committee”) of the board of directors (the “Board”) of Curis, Inc. (the “Company”) approved 2010 annual base salaries for its named executive officers as follows:

Name	2010 Base Salary
Daniel R. Passeri	$400,000
Michael P. Gray	$300,000
Mark W. Noel	$215,000
Changgeng Qian, Ph.D., M.D.	$275,000

On February 2, 2010, the Compensation Committee also approved cash bonus arrangements for named executive officers, which are contingent upon the Company’s achievement of objectives under its license agreement dated August 5, 2009 with Debiopharm S.A. Specifically, the first two thirds of the total bonuses to be paid to the named executive officers will be payable upon the Company’s receipt of a previously agreed upon payment from Debiopharm relating to the first regulatory approval in a major market country of an open investigational new drug application or clinical trial application to initiate human clinical trials. The remaining one third of the total bonuses to be paid to the named executive officers will be payable upon the Company’s receipt of a previously agreed upon payment from Debiopharm relating to the administration of Debio 0932 in the fifth patient in the first phase I clinical trial. The total bonus payments, as well as the allocation of such payments between the first and second milestones, are as follows:

Name	Bonus amount payable upon Company’s receipt of payment from Debiopharm for achievement of first development objective	Bonus amount payable upon Company’s receipt of payment from Debiopharm for achievement of second development objective	Total bonus amount payable
Daniel R. Passeri	$100,000	$50,000	$150,000
Michael P. Gray	$83,333	$41,667	$125,000
Mark W. Noel	$33,333	$16,667	$50,000
Changgeng Qian, Ph.D., M.D.	$66,667	$33,333	$100,000

Item 8.01.	Other Events.

On February 2, 2010, upon recommendation by the Committee, the Board approved the promotion of Dr. Changgeng Qian to Senior Vice President, Discovery Research and Preclinical Development from his position of Vice President, Discovery Research and Preclinical Development.

On February 4, 2010, the Company entered into a Settlement, Mutual Release and Termination Agreement (the “Agreement”) with Micromet, Inc. to resolve a claim filed by the Company with the American Arbitration Association, relating to a June 2001 Agreement for the Purchase and Sale of Single Chain Peptide Business (the “SCA Agreement”) between the Company and Micromet’s wholly owned subsidiary Micromet AG under which Micromet AG acquired from the Company certain intellectual property assets relating to single chain antibodies, including patents and license agreements. Under the SCA Agreement, Micromet AG made an upfront payment in cash and issued equity and a debt instrument to Curis. In addition, under the terms of the SCA Agreement, Micromet AG had agreed to pay royalties on net sales of products covered by the assigned patents and on revenues received from licensing the assigned patents. Pursuant to the Agreement, Micromet has made a final payment of $4.0 million to the Company in order to settle the dispute and discharge and terminate all future payment obligations that would have arisen under the SCA Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: February 5, 2010	By:	/S/ MICHAEL P. GRAY
Michael P. Gray Chief Operating Officer and Chief Financial Officer